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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 MAXICARE HEALTH PLANS, INC.
 .................................................................
      (Name of Registrant as Specified In Its Charter)

                         PAUL DUPEE JR.
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction
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           applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:


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[ ]  Fee paid previously with preliminary materials.
[ ]  Check box if any part of the fee is offset as provided by
     Exchange Act Rule 0-11(a)(2) and identify the filing for
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     previous filing by registration statement number, or the
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          (1) Amount Previously Paid:


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FOR IMMEDIATE RELEASE:

Contact:

Larry Dennedy
(212) 929-5239
MacKenzie Partners, Inc.

MAXICARE SHAREHOLDER DENOUNCES BOARD'S ATTEMPT TO BLOCK SHAREHOLDER ACTION; WILL CHALLENGE ENTRENCHMENT BYLAWS IN COURT

NEW YORK (MARCH 31, 1998)---Mr. Paul Dupee Jr., a Maxicare Health Plans, Inc. (NASDAQ/NM; MAXI) shareholder who is conducting a consent solicitation, said today that the bylaw amendments announced over the weekend by the Maxicare board, were a desperate attempt to prevent shareholders from electing a new board majority.

        Mr. Dupee is soliciting consents to increase the number of authorized directors from seven to seventeen and to fill the newly created directorships with a slate of nominees who would pursue strategic alternatives to maximize shareholder value. Maxicare announced Sunday that the board had amended the bylaws to increase the vote required to implement Mr. Dupee's program from 50% to 80% of the outstanding shares.

        "I believe that the Maxicare stockholders will be prepared to elect a new board majority, in order to bring a change in strategic direction," Mr. Dupee said. "Apparently the Maxicare board saw the handwriting on the wall and decided the only way to keep their board positions was to increase the vote required to change the board."

        Mr. Dupee said he believed the new bylaws, adopted a full week after he began his consent solicitation, were an illegal attempt to interfere with the shareholder franchise and that the Delaware courts would reinstate the 50% vote requirement to adopt Mr. Dupee's proposals. "Together with the 'dead hand' poison pill adopted last month, the supermajority clause establishes unmistakably that this board is trying to entrench itself."

        "It is the height of arrogance for a board that has handed the shareholders $30 million in losses in the last year to try to take away the shareholders' right to elect a new board majority," Mr. Dupee said.


                                     *****

Mr. Dupee, J.O. Hambro Capital Management ("Hambro"), North Atlantic Smaller Companies Investment Trust ("North Atlantic"), American Opportunity Trust ("Opportunity") and the nominees Mr. Dupee has proposed to fill the newly-created directorships are participants in the solicitation. Mr. Dupee directly owns 272,100 shares


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of common stock of Maxicare (the "Common Stock") and beneficially owns 21,000 shares through a corporation wholly owned by Mr. Dupee; George H. Bigelow owns 1,000 shares of Common Stock; and Lawrence I. Sosnow owns 9,000 shares of Common Stock. Hambro beneficially owns 529,050 shares of Common Stock, including 305,000 shares owned by North Atlantic and 90,000 shares owned by Opportunity. Hambro is investment adviser to North Atlantic and Opportunity. In addition, North Atlantic has sold put options covering 15,000 shares of Common Stock and call options covering 105,000 shares of Common Stock and Opportunity has sold put options covering 10,000 shares of Common Stock. Enrique Gittes does not directly own any shares of Common Stock; however, as a director of North Atlantic he may be deemed to beneficially own shares of Common Stock owned by North Atlantic. Christopher Mills does not directly own any shares of Common Stock, but by virtue of his 11% ownership of North Atlantic he may be deemed to beneficially own shares of Common Stock owned by North Atlantic. Claudia Perkins does not directly own any shares of Common Stock; however, as a director of Hambro she may be deemed to beneficially own the shares of Common Stock owned by Hambro.